Lake Shore Bancorp, Inc. Reports Third Quarter 2019 and Year to Date Earnings and Declares Dividend

DUNKIRK, N.Y.— October 23,  2019—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the third quarter of 2019 and the nine months ended September 30, 2019.

2019 Third Quarter and Year to Date Highlights:

•

Net interest income increased $418,000, or 9.2%, for the third quarter 2019 when compared to the third quarter 2018 primarily due to a $60.1 million, or 35.8%, increase in average commercial real estate loans during the three months ended September 30, 2019 as compared to the three months ended September 30, 2018;

•

Net interest income increased $900,000, or 6.8%, for the nine months ended September 30, 2019 when compared to the nine months ended September 30, 2018 primarily due to a $38.5 million, or 23.7%, increase in average commercial real estate loans during the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018;

•	Total assets at September 30, 2019 increased $51.1 million, or 9.4%, to $596.8 million when compared to December 31, 2018;
•

Loans receivable, net increased $70.5 million, or 18.0%, to $463.0 million at September 30, 2019 from $392.5 million at December 31, 2018 primarily due to commercial real estate and commercial construction loan growth of $62.1 million, or 36.0%, during the nine months ended September 30, 2019;

•	Non-performing loans as a percent of total net loans decreased to 0.74% at September 30, 2019 as compared to 0.82% at December 31, 2018;
•	Total deposits grew by $38.8 million, or 9.0%, to $471.3 million at September 30, 2019 when compared to December 31, 2018; and
•	Dividends paid per share increased 20.0% to $0.36 per share for the nine months ended September 30, 2019 as compared to $0.30 per share for the nine months ended September 30, 2018.

Net income for third quarter 2019 was $1.2 million, or $0.20 per diluted share, as compared to third quarter 2018 net income of $1.1  million, or $0.17 per diluted share. Third quarter 2019 net income reflected a $418,000 increase in net interest income and a $40,000 increase in non-interest income which was partially offset by a $175,000 increase in provision for loan losses,  an  $82,000 increase in non-interest expense and a $47,000 increase in income tax expense when compared to the third quarter of 2018.

Net income for the nine months ended September 30, 2019 was $2.9 million, or $0.48 per diluted share, as compared to $3.0 million, or $0.49 per diluted share, for the nine months ended September 30, 2018. Net income for the nine months ended September 30, 2019 reflected a $492,000 increase in non-interest expense, a $410,000 increase in provision for loan losses resulting from loan growth, a $72,000 decrease in non-interest income and a $11,000 increase in income tax expense which was partially offset by a $900,000 increase in net interest income when compared to the nine months ended September 30, 2018.

“Significant loan and deposit growth illustrates our ongoing commitment to serving the individual needs of our consumer and business customers while also achieving our strategic objectives across the organization,” stated Daniel P. Reininga, President and Chief Executive Officer. “Despite the challenges of the current interest rate environment and intense competition throughout our marketplace, we continue to successfully develop and expand customer relationships throughout Western New York as a result of the collective effort of our team of skilled banking professionals.”

Net Interest Income

Third quarter 2019 net interest income increased $418,000, or 9.2%, to $5.0 million compared to third quarter 2018.  Net interest income for the nine months ended September 30, 2019 increased $900,000, or 6.8%, to $14.2 million compared to the nine months ended September 30, 2018.

Interest income for the third quarter of 2019 was $6.3 million, an increase of $829,000, or 15.1%, compared to third quarter 2018.  The increase was attributable to a $39.2 million, or 7.8%, increase in the average balance of interest-earning assets and a 30 basis points increase in the average yield on interest-earning assets. The increase in the average balance and average yield of interest-earning assets was primarily due to growth in higher yielding commercial real estate loans and in residential, one- to four-family real estate and home equity loans, partially offset by a decrease in commercial business loans.

Interest income for the nine months ended September 30, 2019 was $17.9 million, an increase of $2.1 million, or 13.0%, compared to the nine months ended September 30, 2018.  The increase was attributable to a $28.5 million, or 5.8%, increase in the average balance of interest-earning assets and a 29 basis points increase in the average yield on interest-earning assets. The increase in the average balance and average yield of interest-earning assets was primarily due to growth in higher yielding commercial real estate loans and in residential, one- to four-family real estate and home equity loans, partially offset by a decrease in commercial business loans.

2019 third quarter interest expense was $1.4 million, an increase of $411,000, or 43.0%, from $955,000 for the 2018 third quarter. The increase was primarily due to a 47 and 40 basis points increase, respectively, in the average interest rate paid on time deposits and money market accounts as a result of an increase in market interest rates on these product types since September 30, 2018.  The increase in interest paid on deposit accounts was also due to a $26.8 million, or 7.2%, increase in average interest bearing deposits during the 2019 third quarter as compared to the 2018 third quarter.

Interest expense for the nine months ended September 30, 2019 was $3.8 million, an increase of $1.2 million, or 45.1%, from $2.6 million for the nine months ended September 30, 2018. The increase was primarily due to a 50 and 38 basis points increase, respectively, in the average interest rate paid on time deposits and money market accounts as a result of an increase in market interest rates on these product types during the nine month period ended September 30, 2019 as compared to the same period in 2018.  The increase in interest paid on deposit accounts was also due to a $24.7 million, or 6.7%, increase in average interest bearing deposits during the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018.

Non-Interest Income

Non-interest income was $669,000 for the third quarter of 2019, an increase of $40,000, or 6.4%, as compared to the same quarter in the prior year. The increase was due to an increase in earnings on bank owned life insurance, unrealized gains on equity securities, gains on the sale of loans and an increase in service charges and fees which were partially offset by unrealized losses on a derivative contract and a decrease in recoveries on previously impaired securities and other income.

Non-interest income was $1.8 million for the nine months ended September 30, 2019, a decrease of $72,000, or 3.8%, as compared to the nine months ended September 30, 2018. The decrease was due to unrealized losses on a derivative contract and decreases in recovery on previously impaired securities and service charges and fees which were partially offset by an increase in earnings on bank owned life insurance and unrealized gains on equity securities.

Non-Interest Expense

Non-interest expense was $3.9 million for the third quarter of 2019, an increase of $82,000, or 2.1%, as compared to the same quarter in the prior year. The current year third quarter had higher expenses for salary and benefits, occupancy and equipment, advertising, data processing and other expenses, which were partially offset by decreases in FDIC insurance and postage and supplies expenses.

Non-interest expense was $11.9 million for the nine months ended September 30, 2019, an increase of $492,000, or 4.3%, as compared to the nine months ended September 30, 2018. The nine months ended September 30, 2019 had higher expenses for salary and benefits, occupancy and equipment, advertising, professional services and data processing, which were partially offset by a decrease in FDIC insurance expenses.

Asset Quality

The provision for loan losses for the third quarter of 2019 was $300,000 as compared to $125,000 for the third quarter of 2018. The increase in the provision expense was primarily due to additional general reserves required as a result of a  $22.8 million, or 5.2%, quarter to date increase in loans receivable, net.

The provision for loan losses for the nine months ended September 30, 2019 was $725,000, as compared to $315,000 for the nine months ended September 30, 2018. The significant increase in the provision expense was primarily due to additional general reserves required due to the year to date increase in loans receivable, net of $70.5 million, or 18.0%.

Non-performing loans as a percent of total net loans decreased to 0.74% at September 30, 2019 as compared to 0.82% at December 31, 2018. The Company’s allowance for loan losses as a percent of total net loans was 0.89%  and 0.88% at September 30, 2019 and December 31, 2018, respectively.

Balance Sheet Summary

Total assets at September 30, 2019 were $596.8 million, a $51.1 million, or 9.4%, increase as compared to $545.7 million at December 31, 2018. Loans receivable, net at September 30, 2019 were $463.0 million, a $70.5 million, or 18.0%, increase as compared to $392.5 million at December 31, 2018. The increase in total loans was primarily due to an increase in commercial real estate and commercial construction loans. Total deposits at September 30, 2019 were $471.3 million, an increase of $38.8 million, or 9.0%, compared to $432.5 million at December 31, 2018. The increase in deposits was primarily due to an increase in core and time deposit accounts. Long term debt at September 30, 2019 was $34.7 million, a $10.0 million, or 40.8%, increase as compared to $24.7 million at December 31, 2018.  The increase was in Federal Home Loan Bank of New York borrowings to take advantage of low interest rates to mitigate interest rate risk.

Stockholders’ equity at September 30, 2019 was $82.5 million as compared to $79.8 million at December 31, 2018.  The increase in stockholders’ equity was primarily attributed to year to date net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases.

Dividends Declared

The Company’s Board of Directors approved a $0.12 per share cash dividend on the Company’s common stock on October 23, 2019, payable on November 21, 2019, to shareholders of record as of November 7, 2019. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 61.2%, of the Company’s total outstanding stock as of October 23, 2019, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $14.99 on October 22, 2019, which implied a dividend yield for the Company’s common stock of 3.2%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2019	2018
	(Unaudited)
	(Dollars in thousands)

Total assets	$596,815	$545,708
Cash and cash equivalents	20,558	30,751
Securities available for sale	75,093	86,193
Loans receivable, net	462,993	392,471
Deposits	471,275	432,458
Long-term debt	34,650	24,650
Stockholders’ equity	82,459	79,804

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,319	$5,490	$17,933	$15,865
Interest expense	1,366	955	3,759	2,591
Net interest income	4,953	4,535	14,174	13,274
Provision for loan losses	300	125	725	315
Net interest income after provision for loan losses	4,653	4,410	13,449	12,959
Total non-interest income	669	629	1,804	1,876
Total non-interest expense	3,919	3,837	11,869	11,377
Income before income taxes	1,403	1,202	3,384	3,458
Income tax expense	191	144	469	458
Net income	$1,212	$1,058	$2,915	$3,000
Basic earnings per share	$0.20	$0.17	$0.48	$0.49
Diluted earnings per share	$0.20	$0.17	$0.48	$0.49
Dividends declared per share	$0.12	$0.10	$0.36	$0.30

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)

Return on average assets(1)	0.83%	0.78%	0.69%	0.75%
Return on average equity(1)	5.88%	5.35%	4.76%	5.08%
Average interest-earning assets to average interest-bearing liabilities	125.36%	126.15%	124.82%	125.89%
Interest rate spread	3.41%	3.41%	3.37%	3.40%
Net interest margin	3.66%	3.61%	3.61%	3.58%

(1) Annualized

	September 30,	December 31,
	2019	2018
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.74%	0.82%
Non-performing assets as a percent of total assets	0.70%	0.71%
Allowance for loan losses as a percent of total net loans	0.89%	0.88%
Allowance for loan losses as a percent of non-performing loans	120.76%	107.15%

	September 30,	December 31,
	2019	2018
	(Unaudited)

Share Information:
Common Stock, number of shares outstanding	5,949,673	6,004,664
Treasury Stock, number of shares held	886,841	823,077
Book value per share	$13.86	$13.29